Exhibit 10.1

EXECUTION VERSION

ADVANCE FACILITY AGREEMENT

Dated as of March 27, 2023

among

FIRST-CITIZENS BANK & TRUST COMPANY, as Company,

and

FEDERAL DEPOSIT INSURANCE CORPORATION,

AS RECEIVER FOR SILICON VALLEY BRIDGE BANK, NATIONAL ASSOCIATION,

as Lender

i

ii

SCHEDULES

1.01	Commitment
10.02	Addresses for Notices

EXHIBITS

Form of
A	Facility Loan Notice
B-1	Facility Note
B-2	Facility Note (After Availability Period)
C	U.S. Tax Compliance Certificate
D	Assignment and Assumption

iii

ADVANCE FACILITY AGREEMENT

This ADVANCE FACILITY AGREEMENT (this “Agreement”) is entered into as of March 27, 2023, among FIRST-CITIZENS BANK & TRUST COMPANY, a North Carolina state-chartered bank (the “Company”) and FEDERAL DEPOSIT INSURANCE CORPORATION (the “FDIC”), AS RECEIVER OF SILICON VALLEY BRIDGE BANK, NATIONAL ASSOCIATION (in such capacity, “Receiver”), as Lender (together with its successors and permitted assigns in such capacity, the “Lender”) and as initial Collateral Agent (together with any successor Collateral Agent appointed pursuant to the Security Agreement, the “Collateral Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the FDIC has been appointed Receiver for Silicon Valley Bridge Bank, National Association (the “Failed Bank”);

WHEREAS, (i) pursuant to that certain Purchase and Assumption Agreement, the Company purchased certain assets and assumed certain deposit and other liabilities of the Failed Bank, (ii) in connection therewith, the Company requested the Receiver to provide certain purchase money, and other continuing secured, financing, (iii) such purchase money financing was effected by the Receiver’s acceptance of the Initial Purchase Money Note, and (iv) the Receiver is willing to provide the continuing secured financing referenced above, but only on the terms and conditions set forth herein and in the other Facility Loan Documents;

WHEREAS, in connection with the execution and delivery hereof, (i) the Company, the Notes Designee, the Lender and the Collateral Agent are entering into the Security Agreement and (ii) the Company, the Notes Designee, the Collateral Agent, the Custodian and the Paying Agent are entering into the Custodial and Paying Agency Agreement;

WHEREAS, the purpose of the Initial Purchase Money Note was to facilitate the ability of the Company to close the transactions under the Purchase and Assumption Agreement while allowing the Company to preserve its available funds for liquidity purposes;

WHEREAS, in connection with settlement under the Purchase and Assumption Agreement, on the Document Effective Date the Initial Purchase Money Note will be exchanged for and replaced by the Amended and Restated Initial Purchase Money Note to be issued as of the Closing Date;

WHEREAS, the purpose of the Facility Loans is to provide a back-up source of liquidity to ensure the Company’s ability to cover (i) certain deposit withdrawals and (ii) the Company’s obligation to make advances to fund commitments to borrowers under the Commercial Loans, unless and to the extent the Lender, in its sole discretion, agrees to allow borrowings for other purposes or in excess of these amounts; and

WHEREAS, the Facility Loans are and shall be subordinate in right of payment to the Purchase Money Note.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Defined Terms.

Capitalized terms used and not defined herein shall have the meanings given to them in the Custodial and Paying Agency Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 10.19.

“Additional Collateral” has the meaning given in Section 3.1 of Security Agreement.

“Affiliate” means, with respect to any specified Person, (i) any other Person directly or indirectly Controlling or Controlled by or under common Control with such specified Person, (ii) any Person owning or Controlling ten percent (10%) or more of the outstanding voting securities, voting equity interests, or beneficial interests of the Person specified, (iii) any officer, director, general partner, managing member, trustee, employee or promoter of the Person specified or any Immediate Family Member of such officer, director, general partner, managing member, trustee, employee or promoter, (iv) any corporation, partnership, limited liability company or trust for which any Person referred to in clause (ii) or (iii) acts in that capacity, or (v) any Person who is an officer, director, general partner, managing member, trustee or holder of ten percent (10%) or more of the outstanding voting securities, voting equity interests or beneficial interests of any Person described in clauses (i) through (iv).

“Agreement” means this Advance Facility Agreement.

“Aggregate Value” means, with respect to any Additional Collateral pledged to the Collateral Agent pursuant to the Security Agreement (including Exhibit L thereto), the value ascribed to such Additional Collateral pursuant to such Exhibit L.

“Applicable Interest Rate” means, for any Interest Payment Date, the weighted (by outstanding principal balance on each day) arithmetical average of the Benchmark (i) in the case of the scheduled quarterly interest payments, during the preceding three (3) month period that begins on the tenth (10th) Business Day before the preceding Interest Payment Date (or, with respect to the initial Interest Payment Date, that begins on the Facility Initial Loan Date) and ends on the tenth (10th) Business Day before such Interest Payment Date, and (ii) for the Maturity Date and any unscheduled payment or application of interest, during the 90-day period ending on the tenth (10th) Business Day before the Maturity Date or the date of such payment or application, as applicable, in each case plus twenty-five basis points (0.25)%, but in no event less than the Floor.

“Assignment and Assumption” means an assignment and assumption agreement substantially in the form of Exhibit D or such other form as shall be reasonably acceptable to the Receiver and the Company.

“Assumed Deposit” shall have the meaning given to it in the Purchase and Assumption Agreement.

“Availability Period” means the period commencing on the Closing Date and ending on the earliest to occur of (i) the second anniversary of the Closing Date and (ii) the date on which the Commitment is terminated pursuant to Section 8.02.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§101, et seq.).

“Base Rate” means, for any day, a fluctuating rate per annum equal to the Federal Funds Rate in effect on such day plus one quarter of 1% (0.25%), but in no event less than the Floor. Any change in the Base Rate due to a change in the Federal Funds Rate shall take effect at the opening of business on the day specified in the public announcement of such change in the Federal Funds Rate.

“Base Rate Loan” means a Facility Loan that bears interest based on the Base Rate.

“Benchmark” means initially, Daily Simple SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Lender giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Lender giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein solely to the extent such event applies to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark solely to the extent that a public statement or publication of information set forth above has occurred with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Borrower” means any borrower with respect to any Commercial Loan.

“Borrowing Base” means, as of any date of determination, an amount equal to:

(i) the aggregate unpaid principal balance of, and up to 60 days’ accrued but unpaid interest on, all of the Loans (including Unfunded Failed Bank Commitments Disbursed) that are then subject to the lien of the Security Agreement as “Collateral” under the Security Agreement (other than (x) Foreign Loans and (y) any Loans that have become REO Property as of such date), plus

(ii) the aggregate unpaid principal balance of, and up to 60 days’ accrued but unpaid interest on, all of the Foreign Loans (including Unfunded Failed Bank Commitments Disbursed) that are then subject to the lien of the Security Agreement as “Collateral” under the Security Agreement and as to which the Company has (x) notified the Receiver and the Collateral Agent of the Company’s election to have such Foreign Loans included in the Borrowing Base, (y) included such Foreign Loans in the aggregate reporting on the Borrowing Base in all Facility Loan Certificates delivered following such notice and (z) satisfied the requirements of Section 3.7(d) of the Security Agreement, plus

(iii) the aggregate value (which shall be the fair market value determined by the Company in good faith and reviewed and accepted by the Collateral Agent) of REO Property that is then subject to the lien of the Security Agreement as “Collateral” under the Security Agreement (other than REO Property whose Site Assessment determines there are material Environmental Hazards, whether actual or reasonably threatened) and as to which the Company has (x) notified the Receiver and the Collateral Agent of the Company’s election to have such REO Property included in the Borrowing Base, (y) included such REO Property in the aggregate reporting on the Borrowing Base in all Facility Loan Certificates delivered following such notice and (z) satisfied the requirements of Section 7.11 of the Security Agreement, plus

(iv) the Aggregate Value of, and up to 60 days’ accrued but unpaid interest on (if applicable), all Additional Collateral that is then subject to the lien of the Security Agreement as “Collateral” under the Security Agreement (other than such Additional Collateral consisting of real property whose Site Assessment determines there are material Environmental Hazards, whether actual or reasonably threatened) and as to which the Company satisfied the requirements of Section 3.8 of the Security Agreement, minus

(v) the aggregate outstanding principal balance of the Purchase Money Notes, minus

(vi) the aggregate outstanding principal balance of the Facility Notes (immediately prior to the issuance of any Facility Loan on such date), minus

(vii) accrued and unpaid interest (including Default Interest) and any other amounts due and owing by the Company under the Purchase Money Notes and the Facility Notes.

“Closing” means the consummation of the purchase of certain assets of the Failed Bank contemplated by Section 3.1 of the Purchase and Assumption Agreement.

“Closing Date” means March 27, 2023.

“Closing Date Assumed Deposit Schedule” means the schedule mutually agreed upon by the Company and the Lender and available, to designated employees of the Paying Agent and the Company, in a “Venue” data room provided by Donnelly Financial Solutions and identified as: First Citizens Bank – 11063, JPMorgan Chase Bank, National Association – 628, within the folder entitled “SVB Collateral”.

“Closing Date Loan Schedule” means the Loan Schedule, as defined in the Custodial and Paying Agent Agreement.

“Code” means the United States Internal Revenue Code of 1986, together with the regulations promulgated thereunder, as may be amended from time to time.

“Collateral” has the meaning given in Section 3.1 of Security Agreement.

“Collateral Agent” means the Person serving as the “Collateral Agent” from time to time pursuant to Article X of the Security Agreement. Until the effectiveness of its resignation or replacement in accordance with Article X of the Security Agreement, the Receiver is the Collateral Agent.

“Commercial Loan” means the commercial loans on the Closing Date Loan Schedule, including for clarity all Unfunded Failed Bank Commitments prior and subsequent to their funding by the Company.

“Commercial Loan Documents” means all documents, agreements, certificates, instruments and other writings (including all Underlying Collateral Documents) now or hereafter executed by or delivered or caused to be delivered by any Borrower, any Obligor or any other obligor evidencing, creating, guaranteeing or securing, or otherwise executed or delivered in respect of, all or any part of a Commercial Loan or any Acquired Property or evidencing any transaction contemplated thereby (including, for this purpose, title insurance policies and endorsements thereto), and all Modifications thereto.

“Commercial Note” means each note or promissory note, lost instrument affidavit, loan agreement, shared credit or commercial loan participation agreement, intercreditor agreement, reimbursement agreement, any other evidence of indebtedness of any kind, or any other agreement, document or instrument evidencing the indebtedness of a borrower under a Commercial Loan, and all Modifications to the foregoing.

“Commitment” means the amount set forth on Schedule 1.01 under the caption “Commitment,” as such amount may be adjusted from time to time in accordance with this Agreement.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Company Account” means the account of the Company in the United States specified as such in writing by the Company to the Lender from time to time.

“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the addition of a concept of “interest period”, the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement).

“Control” (including the phrases “Controlled by” and “under common Control with”) when used with respect to any specified Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or interests, by contract or otherwise.

“Custodial and Paying Agency Agreement” means the Custodial and Paying Agency Agreement, dated as of the Closing Date, by and among the Company, the Notes Designee, the Collateral Agent, the Custodian and the Paying Agent.

“Debtor Relief Laws” means FIRREA, the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, states, commonwealths, territories, laws of other nations or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate being established by the SOFR Administrator in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if any such convention is not administratively feasible for the Collateral Agent, then the Collateral Agent may establish another convention in its reasonable discretion.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means, at any date of determination and to the fullest extent permitted by applicable Law, an interest rate equal to (i) the interest rate otherwise applicable to the Facility Loans on such date, plus (ii) 2.0% per annum.

“Document Effective Date” means November 20, 2023.

“Dollar”, “Dollars” and “$” mean lawful money of the United States.

“DTC Eligible” means eligible for deposit at DTC and for trading through DTC’s book-entry system.

“Electronic Version” means, with respect to any specified report or other document, an electronic version of such report or document in the Microsoft Excel file format (i.e., an .xls file) that is unencrypted, unprotected and freely modifiable and exportable by the recipient(s) of such report or other document.

“Event of Default” has the meaning given to that term in Section 4.1 of the Security Agreement.

“Facility Collateral Documents” means (i) the Custodial and Paying Agency Agreement, the Security Agreement, the Account Control Agreement, and any Joinder Agreement, securities account control agreement or REO Mortgage that may be executed and delivered pursuant to the Security Agreement, and (ii) any and all other agreements and instruments executed and delivered by any Grantor in connection with the execution and delivery of, or otherwise pursuant to, any of the agreements specified in clause (i) and that (x) creates or purports to create a Lien or guarantee in favor of the Collateral Agent or (y) specifies that it is a “Facility Collateral Document” for purposes of this Agreement.

“Facility Initial Loan Date” means the date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 and the initial Facility Loan is made pursuant to Section 2.02(a).

“Facility Loan” has the meaning specified in Section 2.01.

“Facility Loan Certificate” has the meaning specified in Section 2.02(a).

“Facility Loan Date” means each date on which a Facility Loan is made to the Company pursuant to Sections 2.01 and 2.02, which shall be a Business Day.

“Facility Loan Documents” means (i) this Agreement, the Facility Notes (if any), the Custodial and Paying Agency Agreement, the Security Agreement, the Account Control Agreement, and any Joinder Agreement, securities account control agreement or REO Mortgage that may be executed and delivered pursuant to the Security Agreement, and (ii) any and all other agreements, certificates or instruments executed and delivered by any Grantor in connection with the execution and delivery of, or otherwise pursuant to, any of the agreements specified in clause (i), provided that neither the Purchase Money Notes nor the Purchase and Assumption Agreement constitutes a Facility Loan Document.

“Facility Loan Limitations” means, with respect to any particular requested Facility Loans, the following limitations:

1.	only one (1) Facility Loan may be requested for, or made on, any particular Business Day;

2.	Facility Loans will not be issued on consecutive Business Days;

3.	Facility Loans will not be issued on more than two (2) Business Days in a calendar week;

4.

the aggregate principal amount of the Facility Loan to be issued on any particular Business Day will not exceed the lesser of (i) the Borrowing Base immediately prior to such issuance and (ii) $8 billion dollars; and

5.	the aggregate principal amount of all Facility Loans to be issued in any particular calendar week will not exceed $15 billion dollars.

“Facility Note” means a promissory note of the Company payable to the Lender or its permitted registered assigns in substantially the form of Exhibit B-1 or Exhibit B-2 hereto, as applicable, evidencing the Facility Loans.

“Facility Loan Notice” means a notice of a Facility Loan request substantially in the form of Exhibit A.

“Facility Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under any Facility Loan Document or otherwise with respect to any Facility Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Grantor or Subsidiary of the Company of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Facility Obligations of the Grantors under the Facility Loan Documents include (a) the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Grantor under any Facility Loan Document and (b) the obligation of any Grantor to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of such Grantor.

“Failed Bank” has the meaning specified in the recitals hereto.

“FDIC” has the meaning specified in the introductory paragraph hereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upward, if necessary, to the nearest multiple of 1/100 of 1%) of the quotations for the day of such transaction received by the Lender from three federal funds brokers of recognized standing reasonably selected by it.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, Pub. L. 101-73, 103 Stat. 183.

“Floor” means a rate of interest equal to 0.00%.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means (i) any United States or non-United States national, federal, state, local, municipal, provincial or international government or any political subdivision of any thereof or (ii) any governmental, regulatory or administrative authority, agency or commission, or judicial or arbitral body of any of the foregoing described in clause (i).

“Grantor” and “Grantors” have the meanings set forth in the introductory paragraph to the Security Agreement.

“Immediate Family Member” means, with respect to any individual, his or her spouse, parents, parents-in-law, grandparents, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, children (whether natural or adopted), children-in-law, stepchildren, grandchildren and grandchildren-in-law.

“Indemnified Liabilities” has the meaning set forth in Section 9.07.

“Indemnified Parties” has the meaning given in Section 11.4 of the Security Agreement.

“Insolvency Event” means, with respect to any specified Person, the occurrence of any of the following events:

(i) the specified Person makes a general assignment for the benefit of creditors;

(ii) the specified Person files a voluntary petition for relief in any Insolvency Proceeding;

(iii) the specified Person is adjudged bankrupt or insolvent or there is entered against the specified Person an order for relief in any Insolvency Proceeding;

(iv) the specified Person files a petition or answer seeking for the specified Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law;

(v) a trustee, receiver or liquidator is appointed in respect of such Person or all or any substantial part of such Person’s properties, or such Person seeks or consents to such appointment;

(vi) the specified Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the specified Person in any proceeding described in clauses (i) through (v) above;

(vii) such Person is “critically undercapitalized”, as such term is defined in Section 1831(o)(b)(1)(E) of Title 12 of the United States Code.

(viii) the specified Person becomes unable to pay its obligations as they become due or the sum of such specified Person’s debts is greater than all of such Person’s property, at a fair valuation;

(ix) at least sixty (60) days have passed following the commencement of any proceeding against the specified Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, and such proceeding has not been dismissed; or

(x) the specified Person is the subject of a proceeding under FIRREA.

“Insolvency Proceeding” means any proceeding under any Debtor Relief Law.

“Interest Payment Date” means (i) the Distribution Date in April, July, October and January, commencing no earlier than the month following the date on which the initial Facility Loan is made and (ii) the Maturity Date.

“Joinder Agreement” means an agreement substantially in the form of Exhibit A to the Security Agreement.

“Law” means any applicable statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order (including any executive order) of any Governmental Authority.

“Lender” has the meaning given to it in the preamble to this Agreement.

“Lender’s Account” means the account of the Lender specified in writing by the Lender to the Company and the Paying Agent from time to time.

“Lien” means any mortgage, deed of trust, pledge, security interest, charge, restriction on or condition to transfer, voting or exercise or enjoyment of any right or beneficial interest, option, right of first refusal, easement, covenant, restriction and any other lien, claim or encumbrance of any nature whatsoever.

“Material Adverse Effect” means any event, circumstance, development, change or effect (“effect”) that, individually or in the aggregate with all other effects, is or would be materially adverse to (i) the business, operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Grantors to perform their obligations under the Facility Loan Documents or (iii) the rights and remedies of the Lender under the Facility Loan Documents.

“Maturity Date” means March 27, 2028.

“Maximum Rate” has the meaning specified in Section 10.10.

“Modification” means any extension, renewal, substitution, replacement, supplement, amendment or modification of any agreement, certificate, document, instrument or other writing, whether or not contemplated in the original agreement, document or instrument.

“Net Decline” means, for the purpose of any Facility Loan requested by delivery of a Facility Loan Notice to the Lender pursuant to Section 2.02(a), and with respect to Assumed Deposits, an amount (not less than zero) equal to (i) Assumed Deposits determined as of the date of such Facility Loan Notice, minus (ii) Assumed Deposits determined as of the Closing Date.

“Non-U.S. Lender” has the meaning specified in Section 3.01(c).

“Notes Designee” means the Receiver, or such other Person (including the FDIC in its corporate capacity) as may be designated to constitute the “Notes Designee” in accordance with the Custodial and Paying Agency Agreement.

“Obligor” means (i) any guarantor of all or any portion of any Commercial Loan or all or any of any Borrower’s obligations set forth and described in the Commercial Loan Documents or (ii) any other Person (other than the Borrower, the lender(s) and any administrative or other agent) that is obligated pursuant to the Commercial Loan Documents with respect to a Commercial Loan, and shall include the guarantor under any completion guaranty or similar document.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(a).

“Participant” has the meaning specified in Section 10.07(d).

“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

“Purchase and Assumption Agreement” means the Purchase and Assumption Agreement, dated as of March 27, 2023, among the Receiver, the FDIC and the Company.

“Receiver” has the meaning specified in the recitals hereto.

“Reference Time” means with respect to any setting of the then-current Benchmark, the time determined by the Lender in its reasonable discretion.

“Register” has the meaning specified in Section 2.07(a).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Company, the Notes Designee, the Collateral Agent and each Grantor.

“Servicer” means, with respect to any specified Person, (i) any other Person retained by such specified Person, or by any Affiliate of such specified Person, to service, manage or administer any of the Commercial Loans or any of the Underlying Collateral or Acquired Property, and (ii) any Person retained by any retained Person described in clause (i) to service, manage or administer any of the Commercial Loans or any of the Underlying Collateral or Acquired Collateral.

“Shared-Loss Agreement” means the Commercial Shared-Loss Agreement dated as of March 27, 2023 between the Company and the Receiver.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Specified Agent-Related Persons” means the Specified Agent, together with its respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Specified Agent” means, collectively, the Collateral Agent, and each co-agent or sub-agent appointed by it from time to time pursuant to the Security Agreement.

“Taxes” has the meaning specified in Section 3.01.

“Transactions” means, collectively, the transactions consummated pursuant to the terms of the PA Financing Transaction Documents.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Collateral” means any and all real or personal property, whether tangible or intangible or mixed, securing or pledged to secure a Commercial Loan, including (i) any account, equipment, guaranty or contract right, equity, partnership or other interest that is the subject of any Underlying Collateral Document and (ii) as the context requires, Acquired Property, whether or not expressly specified.

“Underlying Collateral Document” means any pledge agreement, security agreement, personal, corporate or other guaranty, deed of trust, deed, trust deed, deed to secure debt, mortgage, contract for the sale of real property, assignment, collateral agreement, stock power or other agreement or document of any kind, whether an original or a copy, whether similar to or different from those enumerated, (i) securing in any manner the performance or payment by any Borrower or any Obligor of its obligations or the obligations of any other Borrower or any Obligor under any of the Commercial Loans or the Commercial Notes evidencing the Commercial Loans or (ii) evidencing ownership of any Acquired Property.

“Unfunded Failed Bank Commitment” means the obligation of the Company assumed from the Failed Bank to fund a Commercial Loan following the Closing Date pursuant to the terms of the Commercial Loan Documents, identified as such on the Closing Date Loan Schedule and expressed in Dollars.

“Unfunded Failed Bank Commitments Disbursed” means, as of any date of determination, the sum (without duplication) of (i) the aggregate principal amount of Unfunded Failed Bank Commitments funded by the Company prior to such date plus (ii) the aggregate principal amount of Unfunded Failed Bank Commitments required to be funded by the Company on or within 5 Business Days following such date.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction, as amended from time to time.

“United States” and “U.S.” mean the United States of America.

SECTION 1.02. Other Interpretive Provisions.

This Agreement and Schedule 1 to the Custodial and Paying Agency Agreement shall be construed and interpreted in accordance with the following.

(a) References to “Affiliates” include, with respect to any specified Person, only such other Persons which from time to time constitute “Affiliates” of such specified Person, and do not include, at any particular time, other Persons that may have been, but at such time have ceased to be, “Affiliates” of such specified Person, except to the extent that any such reference specifically provides otherwise.

(b) The term “or” is not exclusive.

(c) A reference to a Law includes any amendment, modification or replacement to such Law.

(d) References to any document, instrument or agreement (including this Agreement) (a) shall be deemed to include all appendices, exhibits, schedules and other attachments thereto and all documents, instruments or agreements issued or executed in replacement thereof, and (b) shall mean such document, instrument or agreement, or replacement thereto, as amended, modified and supplemented from time to time in accordance with its terms and as the same is in effect at any given time.

(e) Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) The words “include” and “including” and words of similar import are not limiting, and shall be construed to be followed by the words “without limitation,” whether or not they are in fact followed by such words.

(g) The word “during” when used with respect to a period of time shall be construed to mean commencing at the beginning of such period and continuing until the end of such period.

(h) Unless the context otherwise requires, singular nouns and pronouns when used herein shall be deemed to include the plural and vice versa and impersonal pronouns shall be deemed to include the personal pronoun of the appropriate gender.

SECTION 1.03. Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

SECTION 1.04. Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.05. Timing of Payment of Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

ARTICLE II

THE COMMITMENTS AND FACILITY LOANS

SECTION 2.01. The Facility Loans.

Subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans to the Company on any Facility Loan Date during the Availability Period as requested by the Company pursuant to Section 2.02(a) from time to time (each such loan, a “Facility Loan”) in a principal amount for such Facility Loan requested not to exceed the unused Commitment. In addition to the limitation set forth in the preceding sentence, each Facility Loan shall comply with the Facility Loan Limitations.

For the avoidance of doubt, amounts borrowed under this Section 2.01 and repaid or prepaid may be reborrowed.

The Company may, at any time, irrevocably terminate all (or any portion) of the Commitment by notice to such effect to the Lender.

SECTION 2.02. Borrowing of Facility Loans.

(a) Each Facility Loan must be requested pursuant to the Company’s delivery of a Facility Loan Notice, properly completed and signed by a Responsible Officer of the Company, to the Lender (with a copy to the Paying Agent). Each Facility Loan Notice must specify:

(i)	the requested date of the Facility Loan (which must be a Facility Loan Date); and

(ii)	the aggregate principal amount of such Facility Loan;

and must be accompanied by a certificate (a “Facility Loan Certificate”) duly executed by a Responsible Officer of the Company, specifying in detail and certifying, (A) that such Facility Loan complies with the Facility Loan Limitations and (B) the Company’s calculation of:

(i)	the Borrowing Base;

(ii)	the unused Commitment;

(iii)

the Net Decline (if any) in Assumed Deposits, the portion of the requested Facility Loan attributable to such Net Decline, and the aggregate amount of all prior Facility Loans attributable to a Net Decline in Assumed Deposits; and

(iv)	the Unfunded Failed Bank Commitments Disbursed, and the portion of the requested Facility Loan attributable to Unfunded Failed Bank Commitments Disbursed;

in each case determined as of the date of such Facility Loan Certificate, with Schedule A to the Facility Loan Certificate being supplied as an Electronic Version, and provided that aggregate figures shall be sufficient for purposes of the Facility Loan Certificate.

(b) Following receipt of a Facility Loan Notice (accompanied by a Facility Loan Certificate) in accordance with Section 2.02(a), and upon satisfaction of the applicable conditions set forth in this Section 2.02(b), in Section 4.02 and, in the case of the initial Facility Loan, in Section 4.01, the Lender shall make the amount of the Facility Loan specified in such Facility Loan Notice available to the Company in immediately available funds by wire transfer to the Company Account on the Facility Loan Date requested in such Facility Loan Notice:

(i)	the Facility Loan Limitations shall be complied with;

(ii)

the portion of such Facility Loan attributable to a Net Decline in Assumed Deposits, together with the aggregate portion of all prior Facility Loans attributed to a Net Decline in Assumed Deposits, shall not exceed the Net Decline in Assumed Deposits determined as of the date of such Facility Loan Notice;

(iii)

the portion of such Facility Loan attributable to Unfunded Failed Bank Commitments Disbursed, together with the aggregate portion of all prior Facility Loans attributed to Unfunded Failed Bank Commitments Disbursed, shall not exceed the Unfunded Failed Bank Commitments Disbursed determined as of the date of such Facility Loan Notice; and

(iv)	except in the sole discretion of the Receiver, the Facility Loan shall not exceed the sum of the amounts attributable under clauses (ii) and (iii) above.

SECTION 2.03. Prepayments and Repayments.

(a) Optional. The Company may, upon prior written notice as specified below, from time to time (i) on any Distribution Date or (ii) on the 1st day of any month, voluntarily prepay the Facility Loans in whole or in part without premium or penalty; provided, however, in connection with and from the date of any Receiver Facility Disposition, the Receiver may determine (in its sole discretion) that voluntary prepayments shall only be permitted on the 15th day of each month. Any prepayment, in whole or in part, may only be made (i) in the case of prepayment on a Distribution Date, by written notice to the Paying Agent and Lender through the Distribution Date Report for the related Distribution Date, specifying the Distribution Date on which such prepayment shall occur and, in the case of a prepayment in part, the amount thereof, or (ii) otherwise, by written notice to the Paying Agent and Lender given at least five (5) Business Days prior to the date of such prepayment, specifying the date of such prepayment, and, in the case of a prepayment in part, the amount of prepayment thereof. Any notice of prepayment of the Facility Loans, whether in whole or in part, shall be irrevocable. The Company shall deposit with the Paying Agent the full amount of any voluntary prepayment of the Facility Loans in accordance with the Custodial and Paying Agency Agreement.

(b) Mandatory. The Facility Loans shall mandatorily be prepaid in accordance with Section 5.1 of the Custodial and Paying Agency Agreement.

(c) Maturity Date. The Company shall repay all outstanding Facility Loans in full on the Maturity Date.

SECTION 2.04. [Reserved].

SECTION 2.05. Interest.

(a) Subject to the provisions of Sections 2.05(c), 3.02 and 3.03, each Facility Loan shall bear interest, for any day, at a per annum rate equal to the Applicable Interest Rate.

(b) Interest on each Facility Loan shall be due and payable in arrears on each Interest Payment Date, including the Maturity Date. Interest due and payable on each Facility Loan on each Interest Payment Date shall include all interest accrued up to and including the day before such Interest Payment Date. Interest hereunder shall accrue, and be due and payable, in accordance with the terms hereof both before and after judgment, and before and after the commencement of any Insolvency Proceeding.

(c) Notwithstanding anything to the contrary herein or in any other Facility Loan Document, to the fullest extent permitted by applicable Law, to the extent accrued interest on the Facility Loans is not paid in full on any Interest Payment Date, or the principal of the Facility Loans, or any other amount payable by the Company hereunder, is not paid when due, such overdue amount will (without limitation of the rights or remedies of the Lender or the Collateral Agent with respect to such default) accrue interest (both before and after judgment, and before and after the commencement of any Insolvency Proceeding) at the Default Rate until all such overdue amounts (and interest thereon) are paid.

(d) Notwithstanding anything to the contrary herein or in any other Facility Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Facility Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Company without any amendment to this Agreement or any other Facility Loan Document, or further action or consent of the Company.

(e) In connection with the use, administration, adoption or implementation of a Benchmark or Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of the Company or any other party to this Agreement or any other Facility Loan Document.

(f) The Lender will promptly notify the Company of (i) the implementation of a Benchmark or any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark or any Benchmark Replacement. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.05 (or pursuant to any capitalized term used in this Section 2.05 or in any such capitalized term) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Company or any other party to this Agreement or any other Facility Loan Document.

SECTION 2.06. Computation of Interest and Fees.

All computations of fees and interest shall be calculated on the basis of a year of 365 or 366 days and the actual number of days elapsed. Interest shall accrue on each Facility Loan for the day on which the Facility Loan is made, and shall not accrue on a Facility Loan, or any portion thereof, for the day on which the Facility Loan or such portion is paid. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error, and shall be notified by the Lender to the Company pursuant to Section 2.15 of the Custodial and Paying Agency Agreement.

SECTION 2.07. Evidence of Indebtedness.

(a) The Facility Loans shall be evidenced by one or more entries in the electronic register maintained by the Lender (the “Register”), acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as a non-fiduciary agent for the Company in the ordinary course of business in accordance with Section 10.07(c). The Register shall be conclusive, absent manifest error of the amount of the Facility Loans made to the Company and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Facility Obligations. Upon the request of the Lender, the Company shall execute and deliver to the Lender (or, if such Facility Note is to be registered, to the Notes Registrar) a properly completed Facility Note payable to the Lender, which shall evidence the Facility Loans in addition to the Register. The Lender (or the Notes Registrar, if such Facility Note is held by the Notes Registrar) may attach schedules to the Facility Notes and endorse thereon the date, amount and maturity of its Facility Loans and payments made with respect thereto.

(b) Entries made in good faith by the Lender in the Register shall be conclusive, absent manifest error of the amount of principal and interest due and payable or to become due and payable from the Company to the Lender, under this Agreement and the other Facility Loan Documents; provided that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in the Register shall not limit or otherwise affect the obligations of the Company under this Agreement and the other Facility Loan Documents.

SECTION 2.08. Payments Generally.

All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except to the extent that any such payments are made through distributions in accordance with Section 5.1 of the Custodial and Paying Agency Agreement, all payments by or on behalf of the Company hereunder shall be made to the Lender at its Lender’s Account, in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

SECTION 2.09. [Reserved].

SECTION 2.10. Subordination of Facility Notes.

Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC or any other applicable Law or the Second Lien Loan Documents or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Lien Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any Insolvency Event has been commenced by or against the Company or any other Grantor, each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, hereby agrees that:

(a) any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of any First Lien Representative, any First Lien Collateral Agent or any First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations; and

(b) any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of any Second Lien Representative, any Second Lien Collateral Agent, any Second Lien Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations. All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.01. Taxes.

(a) The Company agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Facility Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Facility Loan Document (hereinafter referred to as “Other Taxes”).

(b) The Company agrees to indemnify each Specified Agent and the Lender for (i) the full amount of Other Taxes (including any Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Specified Agent and the Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that such Specified Agent or the Lender, as the case may be, provides the Company with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(b) shall be made within thirty (30) days after the date the Lender or such Specified Agent makes a demand therefor.

(c) If the Lender (or any transferee of the Lender) is not a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”), the Non-U.S. Lender shall deliver to the Company and the Lender two copies of either U.S. Internal Revenue Service Form W-8BEN-E, Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, with respect to payments of “portfolio interest” a U.S. Tax Compliance Certificate substantially in the form of Exhibit C and a Form W-8BENE or Form W-8BEN or, in either case, any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender. Such forms shall be delivered by such Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, a Non-U.S. Lender shall deliver such forms promptly upon the obsolescence, expiration, or invalidity of any form previously delivered by such Non-U.S. Lender. A Non-U.S. Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the United States taxing authorities for such purpose). Notwithstanding any other provision of this Section 3.01(c), (i) a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 3.01(c) that such Non-U.S. Lender is not legally able to deliver, and (ii) the completion, execution and submission of such documentation shall not be required if in the Non-U.S. Lender’s reasonable judgment such completion, execution or submission would subject such Non-U.S. Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Non-U.S. Lender.

SECTION 3.02. Illegality.

If, for any day, the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain or fund Facility Loans bearing interest based on the Applicable Interest Rate, or to determine or charge interest rates based upon the Applicable Interest Rate, then, on notice thereof by the Lender to the Company, any obligation of the Lender to make Facility Loans bearing interest based on the Applicable Interest Rate shall be suspended until the Lender notifies the Company that the circumstances giving rise to such determination no longer exist (such notice not to be conditioned or unreasonably withheld or delayed). Upon receipt of such former notice, all Facility Loans of such shall automatically be converted to Base Rate Loans.

SECTION 3.03. Inability to Determine Applicable Interest Rates.

If, for any day, the Lender determines that for any reason adequate and reasonable means do not exist for determining the Applicable Interest Rate, or that the Applicable Interest Rate does not adequately and fairly reflect the cost to the Lender of funding or maintaining Facility Loans, the Lender will promptly so notify the Company. Thereafter, the obligation of the Lender to make or maintain Facility Loans bearing interest based on the Applicable Interest Rate shall be suspended until the Lender revokes such notice (such revocation not to be conditioned or unreasonably withheld or delayed). Upon receipt of such former notice, all Facility Loans shall automatically be converted to Base Rate Loans.

SECTION 3.04. [Reserved.]

SECTION 3.05. Matters Applicable to All Requests for Compensation.

(a) Any Specified Agent or the Lender claiming compensation under this Article III shall deliver a certificate to the Company setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Specified Agent or the Lender may use any reasonable averaging and attribution methods.

(b) With respect to the Lender’s claim for compensation under this Article III, the Company shall not be required to compensate the Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Company of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 3.06. Survival.

All of the Company’s obligations under this Article III shall survive termination of the Commitment and repayment of all other Facility Obligations hereunder.

ARTICLE IV

CONDITIONS TO FACILITY LOANS

SECTION 4.01. Conditions to Initial Facility Loan.

The obligation of the Lender to make the initial Facility Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) The Lender’s receipt of the following, each of which shall be originals or facsimile or PDF copies (followed promptly by originals) unless otherwise specified, each in form and substance reasonably satisfactory to the Lender and its legal counsel:

(i)

fully executed (in the case of the Company, by a Responsible Officer thereof) counterparts of this Agreement, the Security Agreement, the initial Facility Note, the Custodial and Paying Agency Agreement and the Account Control Agreement, together with evidence satisfactory to the Lender that, upon the filing and recording of instruments delivered on the Document Effective Date (including Uniform Commercial Code financing statements), the Collateral Agent (for the benefit of the Secured Parties) shall have a valid and perfected security interest in the Collateral;

(ii)	copies of fully executed (in the case of the Company, by a Responsible Officer thereof) counterparts of the Purchase and Assumption Agreement and the Purchase Money Note;

(iii)

such certificates of resolutions or other action of the Company, and incumbency certificates and/or other certificates of Responsible Officers of the Company as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other PA Financing Transaction Documents;

(iv)	copies of the Organizational Documents of the Company, certified by a Responsible Officer, as of the Document Effective Date, that such documents are in full force and effect as of such date;

(v)

a certificate as to the Company’s good standing (or the equivalent) (x) in the jurisdiction in which it is organized and (y) in any other jurisdiction in which the Company’s failure to be in good standing would reasonably be expected to result in a Material Adverse Effect;

(vi)	a legal opinion from counsel to the Company in form and substance satisfactory to the Lender and its counsel, addressed to the Lender and the Collateral Agent; and

(vii)	a certificate signed by a Responsible Officer certifying as to the matters described in Sections 4.01(c), 4.02(b) and 4.02(c).

(b) All fees and expenses required to be paid hereunder and invoiced before the Document Effective Date shall have been paid in full in cash.

(c) There shall not exist any judgment, order, injunction or other restraint prohibiting or, in the Receiver’s reasonable discretion, reasonably threatening the consummation of the Transactions.

SECTION 4.02. Conditions to All Facility Loans.

In addition to and not in limitation of the conditions precedent set forth in Section 4.01, the obligation of the Lender to honor any Facility Loan Notice is subject to the satisfaction of the following additional conditions precedent:

(a) The Lender shall have received a related Facility Loan Notice (accompanied by a related Facility Loan Certificate) in accordance with Section 2.02(a);

(b) no Default or Event of Default shall exist, or would result from such proposed Facility Loan or from the application of the proceeds therefrom;

(c) the representations and warranties of the Company contained in Article V or any other Facility Loan Document shall be true and correct in all material respects on and as of such Facility Loan Date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Change” or similar language shall be true and correct in all respects on and as of such date subject to any such qualification; and

(d) the Facility Loan complies with the requirements of Section 2.02.

Each Facility Loan Notice submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in this Section 4.02 (and, with respect to the initial Facility Loan, in Section 4.01) have been satisfied on and as of the date of the applicable Facility Loan.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lender that:

SECTION 5.01. Financial Reporting.

(a) The audited financial statements delivered pursuant to Section 7.13(c)(i) of the Security Agreement fairly present the consolidated financial condition of the Company’s sole shareholder and its Subsidiaries and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout such period, except as otherwise noted therein.

(b) The unaudited financial statements delivered pursuant to Section 7.13 (c)(ii) of the Security Agreement present the consolidated financial condition of the Company’s sole shareholder and its Subsidiaries and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout such period, except as otherwise noted therein (subject to normal year-end audit adjustments and the absence of footnotes).

SECTION 5.02. Litigation.

To the knowledge of the Company, there are no actions, suits, proceedings, claims or disputes pending or threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or (except as previously notified by the Company to the Lender) against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any Facility Loan Document or any other PA Financing Transaction Document, (b) are reasonably likely to enjoin or result in a material judgement in respect of any of the Transactions or (c) either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03. Taxes.

The Company and its Subsidiaries have filed all Federal and state and other material tax returns and reports required to be filed (and, with respect to Federal and state and other tax returns and reports required to be filed on or before the Document Effective Date, such returns and reports shall be filed within thirty (30) days of the Document Effective Date), and have paid all Federal and state and other material taxes, assessments, fees and other governmental charges levied or imposed after the Document Effective Date upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

ARTICLE VI

AFFIRMATIVE COVENANTS

SECTION 6.01. Certificates; Other Information.

The Company shall, within thirty (30) Business Days of the Document Effective Date, deliver to the Lender (i) evidence that (x) all insurance required to be maintained by Company pursuant to the Facility Loan Documents has been obtained and is in effect and (y) without limiting the generality of sub-clause (x), to the extent required under the Facility Loan Documents, the Collateral Agent, the Lender

and the Note Holders have been named as loss payee and/or additional insured under each insurance policy with respect to such insurance and (ii) copies of Uniform Commercial Code, tax and judgment lien searches, bankruptcy, and pending lawsuit searches or equivalent reports or searches, each of a recent date in each jurisdiction relevant to the Company, all as reasonably requested by the Lender.

SECTION 6.02. Use of Proceeds.

The proceeds of the Facility Loans shall be used by the Company to provide liquidity required by the Company to the extent of its funding of Unfunded Failed Bank Commitments or Net Declines in Assumed Deposits in accordance with Sections 2.02(a) and (b).

SECTION 6.03. Books and Records; Compliance Reviews.

(a) The Company shall keep and maintain, or cause to be kept and maintained, at all times, a complete and accurate set of books and records regarding the Borrowing Base and any calculation set forth in any Facility Loan Certificate, provided that the Company shall not be responsible for any omission or inaccuracy of such books or records with respect to information prior to the Closing Date that would not have been discovered and corrected as of the applicable date by a prudent financial institution. The Company shall cause all of the books and records described in the preceding sentence to be maintained and retained until the Retention Date. The Company shall make all such books and records available (including to make copies of and extracts from the same) for inspection by the Lender or its representatives (including any Governmental Authority) and agents (including any independent contractors) at the offices of the Company at reasonable times during normal business hours on any Business Day, in each instance upon not less than two (2) Business Days’ prior notice to the Company (unless an Event of Default shall have occurred and be continuing, in which case no prior notice is required). Upon request by the Lender, the Company, at the sole cost and expense of the Lender (unless an Event of Default shall have occurred and be continuing, in which case at the Company’s sole cost and expense), promptly shall send copies (the number of copies of which shall be reasonable) of such books and records to the Lender. The Company shall use commercially reasonable efforts to provide the Lender with reasonable advance notice of any Grantor’s intention to destroy or dispose of any documents or files relating to the Borrowing Base or any calculation set forth in any Facility Loan Certificate and, upon the request of the Lender, shall allow the Lender, at its own expense (unless an Event of Default shall have occurred and be continuing, in which case at the Company’s sole cost and expense), to recover the same from the Company. No books or records required to be kept and maintained pursuant to this Section may be destroyed or disposed of at any time on or prior to the Retention Date without the prior written consent of the Lender.

(b) Until the Retention Date, the Company shall (i) allow the Lender to cause such books to be reviewed or audited by accountants or other professionals selected by the Lender and (ii) allow the Lender and any of its representatives (including independent contractors) to discuss the affairs, finances and accounts (of the Grantors or any Servicer with respect to any Grantor), as they relate to the Borrowing Base or any calculation set forth in any Facility Loan Certificate with the Company’s officers, directors, employees, accountants (and by this provision the Company hereby authorizes such professionals to discuss such affairs, finances and accounts with such representatives), any Servicer with respect to the Company and attorneys ((i) through (ii), collectively, a “Borrowing Base Review”).

Any out-of-pocket expense incurred by the Lender in connection with the exercise by the Lender of its rights in this Section 6.03 shall be borne by the Lender; provided, however, that any expense incident to the exercise by the Lender of its rights pursuant to this Section 6.03 shall be borne by the Company (x) with respect to one Borrowing Base Review per year occurring other than during the continuance of an Event of Default and (y) with respect to any and all Borrowing Base Reviews occurring (or commenced) during the continuance of an Event of Default.

(c) For the avoidance of doubt, the foregoing Section 6.03 shall in no way limit the Company’s obligations with respect to the Failed Bank Records (as defined in the Purchase and Assumption Agreement) under the Purchase and Assumption Agreement (including, without limitation, Article VI of the Purchase and Assumption Agreement).

ARTICLE VII

[RESERVED]

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01. [Reserved].

SECTION 8.02. Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take one or more (including all) of the following actions:

(a) declare the Commitment to be terminated, whereupon the Commitment shall be terminated;

(b) declare the unpaid principal amount of all outstanding Facility Loans, all interest accrued and unpaid thereon, and all other Facility Obligations owing or payable (to the Lender or any Specified Agent) hereunder or under any other Facility Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and/or

(c) exercise, or cause the Collateral Agent to exercise, all rights and remedies available to the Lender or the Collateral Agent under the Facility Loan Documents or applicable Law;

provided that; with respect to an Event of Default resulting from the occurrence of an Insolvency Event enumerated in any of clauses (i) through (vi), or clause (ix), of the definition thereof, the Commitment shall automatically terminate, and the unpaid principal amount of all outstanding Facility Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company, in each case without further act of the Lender or any other Person.

ARTICLE IX

SPECIFIED AGENTS

SECTION 9.01. Appointment and Authorization of Specified Agents.

(a) [Reserved].

(b) [Reserved].

(c) Nothing in any Facility Loan Document shall be construed to limit the right of the Lender and the Collateral Agent, to enter into such further agreements as they, in their sole discretion, deem necessary or appropriate with respect to the purposes of the Collateral Agent’s appointment, including the manner in which the Lender may instruct the Collateral Agent to act under the Facility Loan Documents and indemnification by the Lender of the Collateral Agent. Anything in Section 11.11 hereof to the contrary notwithstanding, the Lender and the Collateral Agent may amend this Article IX in any manner without the approval of (but with notice to) the Company so long as such amendment does not adversely affect the Company in any material respect.

SECTION 9.02. [Reserved.]

SECTION 9.03. Liability of Specified Agents.

No Specified Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Facility Loan Document or the transactions contemplated hereby (except that this clause (a) shall not apply to any such Specified Agent-Related Person’s own bad faith or willful misconduct, as determined by the final judgment of a court of competent jurisdiction), or (b) be responsible in any manner to the Lender or participant of the Lender for any recital, statement, representation or warranty made by any Grantor or any officer thereof, contained herein or in any other Facility Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Facility Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Facility Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Facility Collateral Documents, or for any failure of any Grantor or any other party to any Facility Loan Document to perform its obligations hereunder or thereunder. No Specified Agent-Related Person shall be under any obligation to the Lender or participant of the Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Facility Loan Document, or to inspect the properties, books or records of any Grantor, Borrower or Obligor or any of their respective Affiliates.

SECTION 9.04. Reliance by Specified Agents.

Each Specified Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Grantor), independent accountants and other experts selected by such Specified Agent. Each Specified Agent shall be fully justified in failing or refusing to take any action under any Facility Loan Document unless it shall first receive such advice or concurrence of the Lender as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lender against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Specified Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Facility Loan Document in accordance with a request or consent of the Lender.

SECTION 9.05. [Reserved].

SECTION 9.06. Credit Decision; Disclosure of Information by Specified Agents.

The Lender acknowledges that no Specified Agent-Related Person has made any representation or warranty to it, and that no act by any Specified Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Grantor or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Specified Agent-Related Person to the Lender as to any matter, including whether Specified Agent-Related Persons have disclosed material information in their possession. The Lender represents to each Specified Agent that it has, independently and without reliance upon any Specified Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Grantors and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company and the other Grantors. The Lender also represents that it will, independently and without reliance upon any Specified Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Facility Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and the other Grantors. Except for notices, reports and other documents expressly required to be furnished to the Lender by any Specified Agent herein, such Specified Agent shall not have any duty or responsibility to provide the Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Grantors or any of their respective Affiliates which may come into the possession of any Specified Agent-Related Person.

SECTION 9.07. Indemnification of Specified Agents.

Whether or not the transactions contemplated hereby are consummated, the Lender shall indemnify and hold harmless upon demand each Specified Agent-Related Person (to the extent not reimbursed by or on behalf of any Grantor and without limiting the obligation of any Grantor to do so) from and against any and all losses, damages, liabilities, costs and expenses (including Attorney Costs and reasonable litigation and similar costs, and other out-of-pocket expenses incurred in investigating, defending, asserting or preparing the defense or assertion of any of the foregoing), deficiencies, claims, interest, awards, judgments, penalties and fines (collectively, “Indemnified Liabilities”) incurred by it; provided that the Lender shall not be liable for the payment to any Specified Agent-Related Person of any portion of such Indemnified Liabilities resulting from (i) such Specified Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction (provided further that no action taken in accordance with the directions of the Lender shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07) or (ii) in the case of the Collateral Agent (and any co-agent or sub-agent appointed by the Collateral Agent, and any Specified Agent-Related Person in respect of the Collateral Agent or any such co-agent of sub-agent) , from the acts or omissions of the Collateral Agent (or such other Persons) occurring after the termination or expiration of the Commitment and payment in full of the Facility Loans (and any other Facility Obligations then outstanding), except to the extent that such action was taken in accordance with the direction of the Lender. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by the Lender or any other Person. Without limitation of the foregoing, the Lender shall reimburse the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Facility Loan Document, or any document contemplated by or referred to herein, to the extent that the Collateral Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section 9.07 shall survive termination of the Commitment, the payment of all other Facility Obligations and the resignation of the Collateral Agent, as the case may be.

SECTION 9.08. Specified Agents in their Individual Capacities.

With respect to its Facility Loans, the Specified Agents shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not a Specified Agent, and the term “Lender” includes the Receiver in its individual capacity.

SECTION 9.09. [Reserved].

SECTION 9.10. [Reserved].

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments, Post-Availability Period Facility Note, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Facility Loan Document, and no consent to any departure by the Company or any other Grantor therefrom, shall be effective (as between the parties hereto) unless in writing signed by the Lender and the Company, and each such waiver or consent shall be effective (as between the parties hereto) only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall unless in writing and signed by the Collateral Agent in addition to the Lender, affect the rights or duties of, or any fees or other amounts payable to, the Collateral Agent under this Agreement or any other Facility Loan Document.

At the request of the Lender, at the expiration of the Availability Period and upon return of the original Facility Note for cancellation, the Company shall re-issue the Facility Note in the form of Exhibit B-2 attached hereto.

SECTION 10.02. Notices and Other Communications.

(a) General. All notices, requests, demands and other communications required or permitted to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be delivered electronically to the electronic mail address of such party specified on Schedule 10.02 for such Person or such other electronic mail address or addresses as shall be designated by such Person in a notice to the other parties. All such notices and other communications shall be deemed to be given or made when delivered, provided that Facility Loan Notices shall be effective only upon actual receipt (or refusal thereof) by the Lender. From time to time, any Person may designate a replacement or additional electronic mail address for purposes of notice hereunder by notice to such effect to the other Persons identified on Schedule 10.02.

(b) Reliance by Specified Agents and the Lender. The Specified Agents and the Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Specified Agent-Related Person and the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company in the absence of gross negligence or willful misconduct.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by the Lender or any Specified Agent to exercise, and no delay by such Person in exercising, any right, remedy, power or privilege hereunder or under any other Facility Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Facility Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04. Attorney Costs, Expenses and Taxes.

Each party shall bear its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the other Facility Loan Documents (as originally executed). The Company agrees (a) to pay or reimburse the Specified Agents and the Lender for all reasonable costs and expenses (including Attorney Costs) incurred in connection with (i) the preparation, negotiation and execution of any amendment, waiver, consent or other modification of the provisions hereof and the other Facility Loan Documents requested by any Grantor (whether or not the transactions contemplated thereby are consummated) or (ii) any proposed transfer pursuant to Section 7.12(b) of the Security Agreement, and such obligation of the Company shall become part of the Facility Obligations, and (b) to pay or reimburse each Specified Agent and the Lender for all costs and expenses incurred in connection with any workout proceeding relating to the Facility Obligations or the enforcement of any rights or exercise of any remedies under this Agreement or the other Facility Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any Insolvency Proceeding, and including all Attorney Costs of counsel to the Specified Agents and the Lender). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other expenses incurred by the applicable party. The agreements in this Section 10.04 shall survive the termination of the Commitment and payment of all other Facility Obligations. All amounts due under this Section 10.04 shall be payable within 15 days after demand.

SECTION 10.05. [Reserved].

SECTION 10.06. Payments Set Aside.

To the extent that any payment by or on behalf of the Company is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

SECTION 10.07. Successors and Assigns; Third Party Beneficiaries; Receiver Facility Dispositions.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. The Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. The Lender may not assign or otherwise transfer any of its rights or obligations hereunder except as provided in clause (b) or (e) below. Any purported assignment in contravention of the foregoing shall be void.

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, and their respective successors and assigns permitted hereby to the extent provided in this Section 10.07(a) and in Section 10.07(d)) any legal or equitable right, remedy or claim under or by reason of this Agreement, provided that the Collateral Agent is hereby constituted an express third party beneficiary of Sections 9.01(b), 9.03, 9.04, 9.06, 9.07, 9.08 and 10.01 and this proviso (none of which provisions, to the extent they pertain to the Collateral Agent, may be amended or modified in any manner without the Collateral Agent’s written consent). Anything in this Agreement to the contrary notwithstanding, this Section 10.07 and Section 10.15 hereof inure to the benefit of, and are enforceable by (without limitation), the FDIC in its corporate capacity, which is and shall be a third party beneficiary of this Agreement, and said Section10.07 and Section 10.15 may not be modified or waived in relation to the FDIC (in any capacity) without the prior written consent of the FDIC in its corporate capacity.

(b) In connection with any assignment by the Lender, the parties to such assignment shall execute and deliver to the Lender, the Company and the Paying Agent an Assignment and Assumption. Subject to the acceptance and recording thereof by the Paying Agent, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.05 and 10.04, and Sections 11.2 and 11.4 of the Security Agreement, with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Facility Note, the Company (at its expense) shall execute and deliver a Facility Note to the assignee Lender.

In addition to the foregoing, in connection with any assignment by the Lender of less than all of the Lender’s rights and obligations under this Agreement, prior to or concurrently with such assignment the Lender shall have caused this Agreement to be amended or modified as described in clause (e)(ii)(II)(x) below.

(c) [Reserved].

(d) Following the expiration of the Availability Period, the Lender may at any time, without the consent of, or notice to, the Company or any other Person, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Facility Loans (owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company and the Specified Agents shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and the other Facility Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Facility Loan Documents; provided, that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. The Company agrees that each

Participant shall be entitled to the benefits of Sections 3.01 and 3.05, to the same extent as if it were the Lender and had acquired its interest by assignment; provided that any such Participant shall have complied with the requirements of Section 3.01, including Section 3.01(c); and provided, further, that no Participant shall be entitled to recover greater amounts under such Sections than the Lender would be entitled to recover.

(e) Subject to compliance with applicable Law, and notwithstanding anything to the contrary in any other Section of this Agreement or in any other Facility Loan Document:

The Receiver may directly or indirectly assign, sell, transfer, participate, pledge, syndicate, securitize or otherwise hypothecate any Facility Note (each such action by the Receiver, a “Receiver Facility Disposition” and such disposed Facility Notes, the “Disposed Facility Notes”), together with all or a corresponding portion of its rights and obligations under this Agreement and any other PA Financing Transaction Document, including all or a portion of the Commitment and/or the Facility Loans and including any replacement notes described in clause (ii) below (such disposed rights and obligations, the “Disposed Obligations”):

(A)	during the Availability Period, if no Event of Default has occurred and is continuing

(1)	with the prior written consent of the Company, to any Person or

(2)	without the consent of the Company, to

(a) the FDIC in its corporate capacity,

(b) a successor to the Receiver or FDIC in its corporate capacity or

(c) another U.S. federal agency, instrumentality or corporation,

(B)	after the Availability Period, if no Event of Default has occurred and is continuing

(1)	with the prior written consent of the Company, to any Person or

(2)	without the consent of the Company, to

(a) the FDIC in its corporate capacity,

(b) a successor to the Receiver or FDIC in its corporate capacity,

(c) another U.S. federal agency, instrumentality or corporation,

(d) an issuing entity or a trustee for an issuing entity in connection with a securitization of the Facility Notes, provided that any such trustee shall either (A)(i) have or have a direct or indirect parent that has a combined capital and surplus of at least fifty million U.S. dollars ($50,000,000) and (ii) satisfy the eligibility criteria for a trustee under Sections 310(a)(1) and (2) of the Trust Indenture Act (it being understood and agreed that nothing in this Agreement shall require any such securitization to be subject to or qualified under the Trust Indenture Act) or (B) be an Approved Trustee, or

(e) a bank, a broker-dealer or an insurance company, or an affiliate of such bank, broker-dealer or insurance company, in each case that is a regulated financial institution, or

(C)	at any time when an Event of Default has occurred and is continuing, without the consent of the Company, to any Person other than a natural person.

The Receiver may not propose or effect more than two (2) Receiver Facility Dispositions, unless

(X)	an Event of Default has occurred and is continuing or

(Y)	the Company consents (such consent, if the Receiver agrees to pay any related reasonable out-of-pocket costs of the Company, not to be unreasonably withheld, delayed or conditioned).

Upon the consummation of a Receiver Facility Disposition, and solely to the extent of such Receiver Facility Disposition, the Receiver shall be deemed released from any further liability or obligations under this Agreement with respect to the Disposed Facility Notes and the Disposed Obligations.

For a period not to exceed 90 consecutive days in respect of any permitted Receiver Facility Disposition, the Company shall, and shall cause each other Grantor to, use commercially reasonable efforts to engage such counsel and other third parties and otherwise cooperate with and assist the Receiver, on a time-of-the-essence basis, in any actual or proposed Receiver Facility Disposition, as may be requested by the Receiver from time to time, including, without limitation, by:

(i) providing information and documentation required by securities disclosure and registration laws and as would otherwise customarily be provided in connection with the issuance or sale of debt by the Company, or in connection with a securitization of debt of the Company, including providing to the Lender for inclusion in any securitization offering document such publicly available information regarding the Company, its financial condition and any additional information reasonably requested by the Lender, and to deliver to the Lender any similar nonpublic, unaudited financial information, or as is otherwise reasonably requested by the Lender and which the Company is capable of providing without unreasonable effort or expense, and to indemnify the Lender and its affiliates for material misstatements or omissions contained in such information; provided, that the Company will not be required to make any disclosure that would violate Law or the Company’s obligations;

(ii) consenting to such assignments of, or amendments or modifications to the Facility Loan Documents as the Receiver may specify (subject to securing any required consent thereto of the Notes Designee) in order to effect or facilitate, or otherwise in connection with, such Receiver Facility Disposition, including, without limitation,

(I)

assignments to any issuing entity or any trustee for an issuing entity in connection with a securitization of the Facility Notes, provided that any such trustee shall either (A)(i) have or have a direct or indirect parent that has a combined capital and surplus of at least fifty million U.S. dollars ($50,000,000) and (ii) satisfy the eligibility criteria for a trustee under Sections 310(a)(1) and (2) of the Trust Indenture Act (it being understood and agreed that nothing in this Agreement shall require any such securitization to be subject to or qualified under the Trust Indenture Act) or (B) be an Approved Trustee, or

(II)	amendments or modifications

(x)	providing for an administrative agent or lead lender reasonably satisfactory to the Company, provided that such amendments or modifications also include

(1)	customary provisions for approving subsequent amendments and modifications to the Facility Loan Documents,

(2)

customary provisions for coordinating any enforcement of, and any exercise of remedies under, the Facility Loan Documents, and limiting the same to a single, identified party (which may be the Collateral Agent),

(3)	customary provisions with respect to defaulting lenders and the replacement of lenders,

(4)	customary provisions under which the administrative agent or lead lender is responsible for collecting and distributing funding and payments to the appropriate parties, and

(5)

customary provisions under which the administrative agent or lead lender is responsible for receiving and distributing notices and other communications among the parties (“customary provisions” meaning for purposes of this clause (x) terms customary for syndicated credit facilities provided to investment grade or sponsored borrowers and reasonably satisfactory to the Company),

(y)

providing for, facilitating or otherwise appropriately reflecting the division of the Facility Notes into multiple promissory notes having the same aggregate principal amount, and the registration of transfers of such multiple promissory notes, and different owners of such promissory notes, or causing the Facility Notes to be DTC Eligible, or

(z)	relating to compliance with securities laws;

provided that, without the consent of the Company, no such amendment or modification will:

(A)	increase the aggregate principal amount of, or the interest rate applicable to, the Facility Notes,

(B)

accelerate the date on which any obligation of the Company under the Facility Loan Documents is scheduled or otherwise required to be paid, including without limitation by imposing additional mandatory repayments of principal (howsoever denominated) or by reducing the amount of principal otherwise permitted to be outstanding at any time,

(C)	impose additional conditions upon the borrowing of Facility Loans during the Availability Period;

(D)	impose additional conditions upon the voluntary prepayment of any obligation of the Company under the Facility Loan Documents,

(E)	include additional Defaults, Events of Default, covenants, or representations the inaccuracy of which (material or otherwise) would constitute a Default,

(F)	require additional obligors, collateral or other credit support,

(G)

otherwise increase in any material respect the financial obligations or covenants of the Company under the Facility Loan Documents (unless, with respect to this clause (G), the Company is indemnified against or otherwise compensated for, such increased financial obligations in a manner reasonably satisfactory to the Company), or

(H)

otherwise result in the terms of the amended or modified Facility Loan Documents, taken as a whole, being materially less favorable to the Company than the terms of the Facility Loan Documents as in effect immediately prior to such amendment or modification, taken as a whole;

(iii) without limiting the generality of (and subject to) clause (ii) above, entering into an indenture or a fiscal and paying agent agreement, and other agreements as appropriate, with respect to the Facility Notes (or the multiple promissory notes replacing the Facility Notes as described in clause (ii) above); and

(iv) providing opinions of counsel (which counsel shall be independent, outside counsel of the Company), certificates and other closing documents of the nature provided in connection with the execution and delivery of the relevant Facility Loan Documents, or as are customarily delivered and reasonably determined by the Lender to be necessary in connection with any securitization of assets such as the Facility Notes, in form and substance satisfactory to the Receiver.

Without limitation of the foregoing, at the option of the Receiver as the initial Lender (and whether or not in the context of a Receiver Facility Disposition), the Facility Loan Documents shall be amended to provide for (i) the Facility Notes to be issued in registered form, (ii) the Company to keep a register in which the Company shall provide for the registration, and the registration of transfers, of the Facility Notes, and for the appointment by the Company of an agent (which may be the Paying Agent) for the purpose of registering the Facility Notes and transfers thereof, all at the Company’s expense, (iii) the Facility Notes to be made DTC Eligible, and (iv) matters related to the foregoing. In connection with any amendment of the Facility Notes to reflect the foregoing, the Company will execute and deliver (and, if relevant, cause to be duly authenticated) new Facility Notes reflecting such modifications thereto (in exchange for the then-outstanding Facility Notes).

Without limiting the generality of clause (ii)(II)(G) above with respect to the Company’s financial obligations, the Receiver shall (or shall cause the remaining parties to the Facility Loan Documents to) reimburse the Company for all reasonable out-of-pocket costs, fees and expenses incurred by the Company in cooperating and assisting at the Receiver’s request with any Receiver Facility Disposition, including without limitation any restructuring, amendment, upfront, arranger, syndication, commitment and similar fees payable either in connection with the negotiation or consummation of a Receiver Facility Disposition or pursuant to the Facility Loan Documents as amended or modified. Notwithstanding the foregoing, the Company shall not be entitled to reimbursement of (i) the fees and expenses of counsel or (ii) customary administrative agency, paying agency, custodial, trustee and similar fees if the aggregate amount thereof, when compared on a quarterly or other equitable basis, is equal to or less than the aggregate amount of such fees payable pursuant to the Facility Loan Documents as in effect immediately prior to such Receiver Facility Disposition.

(f) At the request of the Lender at any time (whether or not in connection with any proposed sale or transfer of the Facility Notes), the Company shall, at its own expense, use commercially reasonable efforts to, as promptly as practicable after such request of the Lender, make the Facility Notes DTC Eligible (which efforts shall include making any amendments to, or exchanges of, the Facility Loan Documents requested by the Lender and necessary in connection with effecting or facilitating such DTC Eligibility, executing any Letter of Representations and other documentation required by the DTC in connection with effecting such DTC Eligibility and securing CUSIP and ISIN numbers for the Facility Notes). From and after the date on which the Facility Notes have been made DTC Eligible, the Company will use commercially reasonable best efforts to maintain the Facility Notes as DTC Eligible unless otherwise agreed by the Lender.

SECTION 10.08. [Reserved].

SECTION 10.09. Setoff.

In addition to any rights and remedies of the Lender provided by Law, upon the occurrence and during the continuance of any Event of Default, the Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Company or any other Grantor, any such notice being waived by the Company (on its own behalf and on behalf of each other Grantor and its, and each other Grantor’s, Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and any other Debt at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Grantors and their Subsidiaries against any and all Facility Obligations owing to such Lender and its Affiliates hereunder or under any other Facility Loan Document, now or hereafter existing, irrespective of whether or not such Lender or Affiliate shall have made demand under this Agreement or any other Facility Loan Document and although such Facility Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Debt. Without limitation of the foregoing, so long as the Receiver is a Lender hereunder, the Receiver is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by applicable Law, to set off and apply any amount at any time owing under either or both of the Purchase and Assumption Agreement and the Shared-Loss Agreement by the Receiver to or for the credit or the account of the Company against the principal amount of any Facility Loans then outstanding hereunder held by the Receiver, irrespective of whether or not the Receiver shall have made a demand hereunder and although such Facility Loans may be unmatured. The Receiver, as Lender, shall promptly give notice to the Company and the Paying Agent of any setoff pursuant to the immediately preceding sentence, including the date and amount thereof, provided that the Receiver shall have no liability for any failure to do so. The rights of the Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 10.10. Interest Rate Limitation.

Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Specified Agent or the Lender shall receive interest hereunder in an amount that exceeds the Maximum Rate, the excess interest (if paid to the Lender) shall be applied to the principal of the Facility Loans (of the Lender) or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by an Specified Agent or the Lender exceeds the Maximum Rate, such Specified Agent or the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Facility Obligations hereunder.

SECTION 10.11. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same agreement. This Agreement and any amendments hereto or thereto, to the extent signed and delivered by facsimile or other electronic or digital means, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No signatory to this Agreement shall raise the use of a facsimile machine or other electronic or digital means to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a facsimile machine or other electronic or digital means as a defense to the formation or enforceability of a contract and each such Person forever waives any such defense

SECTION 10.12. Integration.

This Agreement, together with the other Facility Loan Documents, comprises the complete and integrated agreement of the parties hereto on the subject matter hereof and thereof and supersedes all prior agreements among the parties hereto, written or oral, on such subject matter; provided that, the Confidentiality Agreement, entered into by the Company and affirmed on March 25, 2023 as part of the Company’s bid to acquire the Failed Bank shall remain in full force and effect to the extent provided therein. In the event of any conflict between the provisions of this Agreement and those of any other Facility Loan Document, as between the parties hereto the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender or Specified Agent in any other Facility Loan Document shall not be deemed a conflict with this Agreement. Each Facility Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13. Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Facility Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Specified Agent and the Lender, regardless of any investigation made by any Specified Agent or the Lender or on its behalf and notwithstanding that such Specified Agent or the Lender may have had notice or knowledge of any Default at the time of any Facility Loan, and shall continue in full force and effect as long as any Facility Loan or any other Facility Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.14. Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (i) if such provision is prohibited or unenforceable in such jurisdiction only as to a particular Person or Persons and/or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons and/or under such particular circumstance or circumstances, as the case may be; (ii) without limitation of clause (i), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and (iii) without limitation of clauses (i) or (ii), such ineffectiveness shall not invalidate any of the remaining provisions of this Agreement. Without limitation of the preceding sentence, it is the intent of the parties to this Agreement that in the event that in any court proceeding, such court determines that any provision of this Agreement is prohibited or unenforceable in any jurisdiction (because of the duration or scope (geographic or otherwise) of such provision, or for any other reason) such court shall have the power to, and shall, (x) modify such provision (including, to the extent applicable, by limiting the duration or scope of such provision and/or the Persons against whom, and/or the circumstances under which, such provision shall be effective in such jurisdiction) for purposes of such proceeding to the minimum extent necessary so that such provision, as so modified, may then be enforced in such proceeding and (y) enforce such provision, as so modified pursuant to clause (x), in such proceeding. Nothing in this Section 10.14 is intended to, or shall, limit (1) the ability of any party to this Agreement to appeal any court ruling or the effect of any favorable ruling on appeal or (2) the intended effect of Section 10.15.

SECTION 10.15. GOVERNING LAW; JURISDICTION AND VENUE.

(a) EACH PARTY TO THIS AGREEMENT AGREES AND ELECTS THAT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION, AND EACH PARTY TO THIS AGREEMENT UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT EITHER(1) THE LAWS OF ANY OTHER JURISDICTION GOVERN THIS AGREEMENT OR (2) THE PROVISIONS OF THIS SECTION 10.15 DO NOT APPLY TO ANY OTHER PA FINANCING TRANSACTION DOCUMENT. NOTHING IN THIS AGREEMENT SHALL REQUIRE ANY UNLAWFUL ACTION OR INACTION BY ANY PARTY HERETO.

(b) Each of the Company and (with respect only to Sections 10.15(b)(iii) and (iv) below) any Lender that is not the FDIC (in any capacity) hereby irrevocably and unconditionally:

(i) consents to the jurisdiction of the United States District Court for the Southern District of New York and to the jurisdiction of the United States District Court for the District of Columbia for any suit, action or proceeding against it commenced by the FDIC (in any capacity) arising out of, relating to, or in connection with this Agreement or any other PA Financing Transaction Document, and waives any right to:

(A) remove or transfer such suit, action or proceeding to any court or dispute-resolution forum other than the court in which the FDIC (in the capacity in which it is a party in such suit, action or proceeding) files the suit, action or proceeding without the consent of the FDIC (in the capacity in which it is a party in such suit, action or proceeding);

(B) assert that venue is improper in either the United States District Court for the Southern District of New York or the United States District Court for the District of Columbia; or

(C) assert that the United States District Court for the Southern District of New York or the United States District Court for the District of Columbia is an inconvenient forum.

(ii) consents to the jurisdiction of the Supreme Court of the State of New York for any suit, action or proceeding against it commenced by the FDIC (in any capacity) arising out of, relating to, or in connection with this Agreement or any other PA Financing Transaction Document, and waives any right to:

(A) remove or transfer such suit, action or proceeding to any other court or dispute-resolution forum, other than the courts identified in Section 10.15(b)(i), without the consent of the FDIC (in the capacity in which it is a party in such suit, action or proceeding);

(B) assert that venue is improper in the Supreme Court of the State of New York; or

(C) assert that the Supreme Court of the State of New York is an inconvenient forum.

(iii) agrees to bring any suit, action or proceeding by it against the FDIC (in any capacity) arising out of, relating to, or in connection with this Agreement or any other PA Financing Transaction Document exclusively in either the United States District Court for the Southern District of New York or the United States District Court for the District of Columbia, and waives any right to remove or transfer such suit, action or proceeding to any other court or dispute-resolution forum without the consent of the FDIC (in the capacity in which it is a party in such suit, action or proceeding), and agrees to consent thereafter to transfer of the suit, action or proceeding to either the United States District Court for the Southern District of New York or the United States District Court for the District of Columbia at the option of the FDIC (in the capacity in which it is a party in such suit, action or proceeding); and

(iv) agrees, if the United States District Court for the Southern District of New York and the United States District Court for the District of Columbia both lack jurisdiction to hear a suit, action or proceeding falling within Section 10.15(b)(iii), to bring that suit, action or proceeding exclusively in the Supreme Court of the State of New York, and waives any right to remove or transfer such suit, action or proceeding to any other court or dispute-resolution forum without the consent of the FDIC (in the capacity in which it is a party in such suit, action or proceeding).

(c) Each of the Company and any Lender that is not the FDIC (in any capacity) hereby irrevocably and unconditionally agrees that any final judgment entered against it in any suit, action or proceeding falling within Section 10.15(b) may be enforced in any court of competent jurisdiction.

(d) Subject to the provisions of Section 10.15(e), each of the Company and any Lender that is not the FDIC (in any capacity) hereby irrevocably and unconditionally agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 10.15(b) or Section 10.15(c) may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address for notices pursuant to Section 10.02 (with copies to such other Persons as specified therein); provided, however, that nothing contained in this Section 10.15(d) shall affect the right of any party to serve process in any other manner permitted by Law.

(e) Nothing in this Section 10.15 shall constitute consent to jurisdiction in any court by the FDIC (in any capacity), or in any way limit the right of the FDIC (in any capacity) to remove, transfer, seek to dismiss, or otherwise respond to any suit, action, or proceeding against it in any forum.

SECTION 10.16. Waiver of Right to Trial by Jury.

EACH OF THE COMPANY AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

SECTION 10.17. Binding Effect.

This Agreement shall become effective when it shall have been executed by the Company and the Lender and thereafter shall be binding upon and inure to the benefit of the Company, each Specified Agent and Lender and their respective successors and permitted assigns.

SECTION 10.18. [Reserved].

SECTION 10.19. USA PATRIOT ACT.

The Lender hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Act.

SECTION 10.20. Replacement of the Lender under Certain Circumstances.

The Company shall be permitted to replace the Lender if it is affected in the manner described in Section 3.02 and as a result thereof any of the actions described in such Section is required to be taken; provided that (i) such replacement does not conflict with any applicable Law, (ii) no Event of Default under Section 4.1(a) or 4.1(b) of the Security Agreement shall have occurred and be continuing at the time of such replacement, (iii) the Company shall repay (or the replacement bank shall purchase) at par all Facility Loans and other amounts (other than any disputed amounts) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or financial institution, if not already the Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Collateral Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.07 and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Specified Agent or any Lender shall have against the replaced Lender.

SECTION 10.21. Lender Liability with Respect to SOFR.

The Lender does not warrant to, or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of or submission of Daily Simple SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Lender may select information sources or services in its reasonable discretion to ascertain Daily Simple SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Advance Facility Agreement to be duly executed manually or by facsimile or other electronic or digital means as of the date first above written.

FIRST-CITIZENS BANK & TRUST COMPANY

By:	/s/ Tom Eklund
Name: Tom Eklund
Title: Executive Vice President, Treasurer and Assistant Secretary

FEDERAL DEPOSIT INSURANCE CORPORATION, as Receiver for Silicon Valley Bridge Bank, National Association, as Lender

By:	/s/ Maureen E. Sweeney
Name: Maureen E. Sweeney
Title: Director, Division of Resolutions and Receiverships

FEDERAL DEPOSIT INSURANCE CORPORATION, as Receiver for Silicon Valley Bridge Bank, National Association, as Collateral Agent

By:	/s/ Maureen E. Sweeney
Name: Maureen E. Sweeney
Title: Director, Division of Resolutions and Receiverships

Schedule 1.01

COMMITMENTS

Lender	Commitment

Federal Deposit Insurance Corporation, as Receiver for Silicon Valley Bridge Bank, National Association	70 billion dollars ($70,000,000,000)

Schedule 1.01 - 1

Schedule 10.02

ADDRESSES FOR NOTICES

[Omitted.]

Schedule 10.02 - 1

Exhibit A

FORM OF

FACILITY LOAN NOTICE

[Omitted.]

Schedule 10.02 - 2

EXHIBIT B-1

FORM OF FACILITY NOTE

[Omitted.]

Exhibit B-1-3

EXHIBIT B-2

FORM OF FACILITY NOTE

(IF ISSUED AFTER AVAILABILITY PERIOD)

[Omitted.]

Exhibit B-2-4

Exhibit C

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

[Omitted.]

Exhibit C-1

Exhibit D

FORM OF

ASSIGNMENT AND ASSUMPTION

[Omitted.]

Exhibit D-1